Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Ambarella Corporation (Delaware)

Ambarella International Limited (Hong Kong)

Ambarella Japan KK (Japan)

Ambarella Limited (Hong Kong)

Ambarella Shanghai Co., Ltd. (China)

Ambarella Taiwan Ltd. (Taiwan)

Spondias Corporation (Cayman Islands)